Investor Contact: Dave Crawford
Halyard Health, Inc.
470-448-5177
Investor.Relations@HYH.com

Media Contact: Robin Keegan
Halyard Health, Inc.
470-448-5198
Robin.Keegan@HYH.com

Halyard Health, Inc. Announces Fourth Quarter and Full-Year 2017 Results

ALPHARETTA, Ga., Feb. 27, 2018/PRNewswire/ -- Halyard Health, Inc. (NYSE: HYH) today reported fourth quarter and full-year 2017 results.

“2017 was a strong year and I’m proud of our team’s execution and accomplishments. Momentum in our Medical Device business continued as we accelerated our growth, increased the number of product launches and delivered earnings ahead of plan,” said Joe Woody, Halyard chief executive officer. “With the divestiture of S&IP on track to close in early second quarter and our playbook for growth, we are well positioned to succeed in 2018. I’m confident about our outlook, and through strategic investments in product innovation, commercial excellence, and M&A we expect to be well positioned to capitalize on the opportunities ahead.”

2017 Financial Highlights

•	Fourth quarter continuing operations, or Medical Device sales, were $166 million, an 8 percent increase from the prior year. For the year, sales were $612 million, an 8 percent increase from 2016.

•	Net income for the fourth quarter was $33 million, compared to $10 million in the prior year. Additionally, Medical Device operating profit for the fourth quarter increased 17 percent to $39 million.

•	Fourth quarter diluted earnings per share totaled $0.69, compared to $0.21 a year ago. 2017 diluted earnings per share were $1.69, compared to $0.85 a year ago.

•	Adjusted diluted earnings per share were $0.73, up 43 percent compared to the prior year. For the full year, adjusted diluted earnings per share were $2.35, up 18 percent from a year ago.

•	For the year EBITDA was $183 million compared to $153 million in the prior year. Adjusted EBITDA for the year increased 7 percent to $226 million, compared to $211 million a year ago.

Operational and Business Highlights

•
Accelerated transformation into a pure-play medical device business through the announced sale of Surgical and Infection Prevention (S&IP) - the transaction remains on track to close in early second quarter.

•	Continued to invest in the R&D team and capabilities with nine new Medical Device products launched, finishing the year ahead of plan.

•
Focused on establishing an enhanced organizational structure for a pure-play Medical Device business, strengthening the leadership team, including recent appointment of John Tushar, as President - Global Franchises.

Fourth Quarter 2017 Operating Results From Continuing Operations

Medical Device net sales totaled $166 million, an 8 percent increase compared to the fourth quarter last year. Performance was driven by solid demand across all product categories as volumes increased 9 percent, which was partially offset by 1 percent lower selling prices.

Operating loss was $3 million compared to a loss of $30 million in 2016. Volume growth and lower expenses related to excluded items helped drive performance. On an adjusted basis, operating profit was $7 million compared to a loss of $11 million in 2016.

As a result of the previously announced divestiture, the S&IP segment operating results are reflected as discontinued operations for all periods presented. Treating S&IP as discontinued operations results in significant shared overhead costs previously allocated to the S&IP business that are now included in continuing operations. Included in fourth quarter continuing operations are costs previously allocated to S&IP of $30 million in 2017 and $33 million in 2016.

Adjusted operating profit for the fourth quarter excludes $5 million of restructuring charges, $2 million for acquisition-related charges, $3 million for litigation matters and $5 million of intangible amortization expense, offset by $6 million for a change in internal policies, as the company begins the process of re-aligning its policies post-divestiture.

Adjusted EBITDA for the fourth quarter, excluding divestiture-related charges, restructuring charges, acquisition-related charges, policy changes and litigation expenses was $64 million, compared to $51 million in the prior year.

Full-Year 2017 Results From Continuing Operations

Medical Device net sales totaled $612 million, an 8 percent increase compared to 2016. Organic sales volumes increased 5 percent and Corpak-related sales contributed an additional 3 percent of volume growth. Performance was driven by solid demand across all four product categories.

Operating loss was $43 million, compared to a loss of $107 million in 2016. Performance was impacted by higher volume and lower expenses related to excluded items.

Shared overhead costs previously allocated to S&IP now included in continuing operations were $116 million in 2017 and $114 million in 2016.

Cash Flow and Balance Sheet

Cash from operations less capital expenditures, or free cash flow, for the quarter was $52 million compared to $38 million a year ago. For the year, free cash flow was $101 million compared to $160 million in the prior year. The decrease in 2017 was due primarily to higher capital spending and a lower year-over-year working capital benefit. At year-end 2017, the company’s cash balance was $220 million.

Discontinued Operations

Fourth quarter net sales from discontinued operations were $262 million, a 2 percent increase, compared to the fourth quarter a year ago. Two percent volume growth was driven by continued strong demand for exam gloves and an increase in facial protection due to the cold and flu season. Volume growth was partially offset by 1 percent lower selling prices, concentrated in exam gloves. Adjusted net income for the quarter totaled $35 million, even compared to the prior year.

For the year, net sales of $1,013 million were 1 percent lower compared to 2016, on a constant currency basis. One percent volume growth was offset by 2 percent lower selling prices. Adjusted net income for 2017 was $122 million, compared to $128 million in the prior year.

2018 Key Planning Assumptions

The company expects to provide its 2018 financial outlook following the close of the Owens & Minor S&IP transaction. The formal closing activities are expected to occur in early second quarter.

The company provided the following key planning assumptions for continuing operations:

•	Medical Device sales are expected to increase 4 to 6 percent, on a constant currency basis.

•	We expect the foreign currency translation impact to be even compared to the prior year.

•	The adjusted effective tax rate is anticipated to be between 25 and 27 percent, as the company anticipates the new U.S. tax regulations will have a positive impact on its adjusted effective tax rate.

•	Net dis-synergies from the S&IP divestiture are expected to range between $15 to $20 million.

Non-GAAP Financial Measures

This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted net income

•	Adjusted diluted earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate

•	Adjusted EBITDA

•	Free cash flow

These non-GAAP financial measures exclude the following items, as applicable, for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	Expenses associated with the divestiture of the S&IP business and the corporate restructuring costs.

•
Transition costs relating to the separation from Kimberly-Clark Corporation, which include costs to establish Halyard Health’s capabilities as a stand-alone entity. These costs are related primarily to rebranding and other supply chain transition costs. Going forward, these costs are not expected to be material; therefore, they will no longer be excluded from adjusted earnings.

•	Expenses associated with the amortization of intangible assets associated with prior business acquisitions.

• The positive or negative effect of changes in currency exchange rates during the year.
• Expenses associated with certain litigation matters.
• Certain acquisition and integration charges related to the acquisition of CORPAK MedSystems, Inc. Going forward, these costs are not expected to be material; therefore, they will no longer be excluded from adjusted earnings.
• Prior periods impact of tax regulatory changes.
•Charges of gain associated with policy changes.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company’s Board of Directors use net sales on a constant currency basis, adjusted net income, adjusted diluted earnings per share, adjusted operating profit, adjusted EBITDA, and free cash flow to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

Additionally, the Compensation Committee of the company’s Board of Directors will use certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company’s net sales on a constant currency basis, adjusted diluted earnings per share and adjusted EBITDA, which will be determined by excluding certain items that are used in calculating these non-GAAP financial measures.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the attached financial tables.

Conference Call Webcast

Halyard Health, Inc. will host a conference call today at 9 a.m. ET. The conference call can be accessed live over the internet at https://halyardhealth.investorroom.com  or via telephone by dialing 877-240-5772 in the United States. A replay of the call will be available at noon ET today by calling 877-344-7529 in the United States and entering passcode 10116779. A webcast of the call will also be archived in the Investors section on the Halyard website.

About Halyard Health

Halyard Health (NYSE: HYH) is a medical technology company focused on eliminating pain, speeding recovery and preventing infection for healthcare providers and their patients. Headquartered in Alpharetta, Georgia, Halyard is committed to addressing some of today’s most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery. Halyard’s Medical Device business develops, manufactures and markets clinically superior solutions that improve medical outcomes and business performance in more than 90 countries. For more information, visit www.halyardhealth.com.

Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “ estimate”, “anticipate”, “plan”, or “continue” and similar expressions, among others. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; S&IP separation execution; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-K and Quarterly Reports on Form 10-Q.

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	Change	2017	2016	Change
Net Sales	$166.3	$153.5	8.3%	$611.6	$566.2	8.0%
Cost of products sold	76.4	75.5	1.2	274.7	269.0	2.1
Gross Profit	89.9	78.0	15.3	336.9	297.2	13.4
Research and development expenses	12.1	11.1	9.0	38.2	38.4	(0.5)
Selling and general expenses	77.4	92.3	(16.1)	321.7	346.2	(7.1)
Other expense, net	3.4	5.0	N.M.	20.1	19.7	N.M.
Operating Loss	(3.0)	(30.4)	(90.1)	(43.1)	(107.1)	(59.8)
Interest income	0.9	0.1	N.M.	2.5	0.6	N.M.
Interest expense	(8.1)	(8.0)	1.3	(31.6)	(32.7)	(3.4)
Loss Before Income Taxes	(10.2)	(38.3)	(73.4)	(72.2)	(139.2)	(48.1)
Income tax benefit	14.6	16.4	(11.0)	40.1	55.9	(28.3)
Income (Loss) from Continuing Operations	4.4	(21.9)	(120.1)	(32.1)	(83.3)	(61.5)
Income from discontinued operations, net of tax	28.4	31.9	N.M.	111.4	123.1	N.M.
Net Income	$32.8	$10.0	228.0	$79.3	$39.8	99.2

Interest expense, net	7.2	7.9	(8.9)	29.1	32.1	(9.3)
Income tax (benefit) provision	(1.3)	(2.1)	(38.1)	14.6	15.5	(5.8)
Depreciation and amortization	11.0	16.8	(34.5)	59.5	65.2	(8.7)
EBITDA	$49.7	$32.6	52.5	$182.5	$152.6	19.6

Basic Earnings (Loss) Per Share
Continuing operations	$0.09	$(0.47)	(119.1)	$(0.69)	$(1.79)	(61.5)
Discontinued operations	0.61	0.68	(10.3)	2.38	2.64	(9.8)
Net income	$0.70	$0.21	233.3	$1.69	$0.85	98.8
Diluted Earnings (Loss) Per Share
Continuing operations	$0.09	$(0.47)	(119.1)	$(0.69)	$(1.79)	(61.5)
Discontinued operations	0.60	0.68	(11.8)	2.38	2.64	(9.8)
Net income	$0.69	$0.21	228.6	$1.69	$0.85	98.8

Common Shares Outstanding
Basic	46.9	46.7		46.8	46.6
Diluted	47.7	46.7		46.8	46.6

HALYARD HEALTH, INC.
DISCONTINUED OPERATIONS SUMMARY
(unaudited)
(in millions, except per share amounts)

	Income from Discontinued Operations
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Sales	$261.8	$256.5	$1,012.7	$1,026.1
Cost of products sold	195.4	191.8	762.5	765.4
Research and development	0.9	0.9	2.9	2.7
Selling, general and other expenses	23.8	17.6	81.2	63.5
Income before income taxes	41.7	46.2	166.1	194.5
Tax provision	(13.3)	(14.3)	(54.7)	(71.4)
Income on Discontinued Operations, net of tax	$28.4	$31.9	$111.4	$123.1

Earning per share from discontinued operations:
Basic	$0.61	$0.68	$2.38	$2.64
Diluted	0.60	0.68	2.38	2.64

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions)

	Gross Profit				Operating Profit (Loss)(a)(b)
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016	2017	2016	2017	2016
As reported	$89.9	$78.0	$336.9	$297.2	$(3.0)	$(30.4)	$(43.1)	$(107.1)

Restructuring charges	—	—	—	—	5.0	—	5.0	—
Acquisition-related charges	1.3	0.7	3.6	5.6	2.4	3.0	7.6	17.6
Spin-related transition charges	—	5.9	(0.3)	7.0	—	5.6	0.5	14.1
Litigation and legal	—	—	—	—	3.2	5.0	20.5	20.1
Policy changes	(1.3)	—	(1.3)	—	(6.0)	—	(6.0)	—
Intangibles amortization	1.0	1.1	4.0	3.5	5.0	5.5	20.7	21.4

As adjusted non-GAAP	$90.9	$85.7	$342.9	$313.3	$6.6	$(11.3)	$5.2	$(33.9)
_________________________________

(a)
For the three and twelve months ended December 31, 2017, operating profit includes $30 million and $116 million, respectively, of costs no longer allocated to the S&IP business and $9 million and $63 million of corporate and other expenses.

(b)
For the three and twelve months ended December 31, 2016, operating profit includes $33 million and $114 million, respectively, of costs no longer allocated to the S&IP business and $26 million and $98 million, respectively of corporate and other expenses.

	Income Before Taxes				Income Tax Benefit
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016	2017	2016	2017	2016
As reported	$(10.2)	$(38.3)	$(72.2)	$(139.2)	$14.6	$16.4	$40.1	$55.9
Effective tax rate, as reported					143.1%	42.8%	55.5%	40.2%

Restructuring charges	5.0	—	5.0	—	(1.8)	—	(1.8)	—
Acquisition-related charges	2.4	3.0	7.6	17.6	(0.9)	(1.2)	(2.9)	(6.7)
Spin-related transition charges	—	5.6	0.5	14.1	—	(1.6)	(0.1)	(4.6)
Litigation and legal	3.2	5.0	20.5	20.1	(1.3)	(1.8)	(7.7)	(7.5)
Policy changes	(6.0)	—	(6.0)	—	2.3	—	2.3	—
Intangibles amortization	5.0	5.5	20.7	21.4	(1.8)	(1.9)	(7.7)	(8.0)
Statutory tax reform	—	—	—	—	(10.1)	(2.4)	(10.1)	1.4

As adjusted non-GAAP	$(0.6)	$(19.2)	$(23.9)	$(66.0)	$1.0	$7.5	$12.1	$30.5
Effective tax rate, as adjusted					166.7%	39.1%	50.6%	46.2%

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per share amounts)

	Income (Loss) from Continuing Operations
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
As reported	$4.4	$(21.9)	$(32.1)	$(83.3)
Diluted EPS, as reported	$0.09	$(0.47)	$(0.69)	$(1.79)

Restructuring charges	3.2	—	3.2	—
Acquisition-related charges	1.5	1.8	4.7	10.9
Spin-related transition charges	—	4.0	0.4	9.5
Litigation and legal	1.9	3.2	12.8	12.6
Policy changes	(3.7)	—	(3.7)	—
Intangibles amortization	3.2	3.6	13.0	13.4
Statutory tax reform	(10.1)	(2.4)	(10.1)	1.4

As adjusted non-GAAP	$0.4	$(11.7)	$(11.8)	$(35.5)
Diluted EPS, as adjusted	$0.01	$(0.25)	$(0.25)	$(0.76)

	Income from Discontinued Operations, net of tax
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
As reported	$28.4	$31.9	$111.4	$123.1
Diluted EPS, as reported	$0.60	$0.68	$2.38	$2.64

Divestiture-related charges	7.4	—	12.4	—
Spin-related transition charges	—	3.4	(1.0)	4.6
Policy changes	(1.3)	—	(1.3)
Intangibles amortization	0.1	0.1	0.4	0.5

As adjusted non-GAAP	$34.6	$35.4	$121.9	$128.2
Diluted EPS, as adjusted	$0.73	$0.76	$2.61	$2.75

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per share amounts)

	Net Income
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
As reported	$32.8	$10.0	$79.3	$39.8
Diluted EPS, as reported	$0.69	$0.21	$1.69	$0.85

Restructuring charges	3.2	—	3.2	—
Divestiture-related charges	7.4	—	12.4	—
Acquisition-related charges	1.5	1.8	4.7	10.9
Spin-related transition charges	—	7.4	(0.6)	14.1
Litigation and legal	1.9	3.2	12.8	12.6
Policy changes	(5.0)	—	(5.0)	—
Intangibles amortization	3.3	3.7	13.4	13.9
Regulatory tax changes	(10.1)	(2.4)	(10.1)	1.4

As adjusted non-GAAP	$35.0	$23.7	$110.1	$92.7
Diluted EPS, as adjusted	$0.73	$0.51	$2.35	$1.99

	EBITDA
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
EBITDA, as reported	$49.7	$32.6	$182.5	$152.6

Divestiture-related charges	11.7	—	19.8	—
Restructuring charges	5.0	—	5.0	—
Acquisition-related charges	2.4	2.6	7.3	17.0
Spin-related transition charges	—	10.3	(0.8)	21.0
Litigation and legal	3.2	5.0	20.5	20.1
Policy changes	(8.1)	—	(8.1)	—

Adjusted EBITDA	$63.9	$50.5	$226.2	$210.7

	Free Cash Flow
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash provided by operating activities	$64.1	$44.9	$144.2	$188.8
Capital expenditures	(12.6)	(7.4)	(43.2)	(29.1)
Free Cash Flow	$51.5	$37.5	$101.0	$159.7

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	As of December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$219.7	$113.7
Accounts receivable, net of allowances	203.0	188.5
Inventories	91.1	80.7
Prepaid expenses and other current assets	14.4	16.6
Assets held for sale	632.5	194.0
Total Current Assets	1,160.7	593.5
Property, Plant and Equipment, net	109.9	109.3
Goodwill	764.7	762.3
Other Intangible Assets, net	148.9	168.2
Deferred Tax Assets	7.6	8.6
Other Assets	4.1	3.0
Assets Held for Sale	—	426.9
TOTAL ASSETS	$2,195.9	$2,071.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$39.8	$—
Trade accounts payable	171.2	160.6
Accrued expenses	144.9	138.4
Liabilities held for sale	33.9	25.4
Total Current Liabilities	389.8	324.4
Long-Term Debt	541.1	579.0
Deferred Tax Liabilities	17.8	35.4
Other Long-Term Liabilities	31.8	23.8
Long-Term Liabilities Held for Sale	—	6.7
TOTAL LIABILITIES	980.5	969.3
Stockholders’ Equity	1,215.4	1,102.5
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,195.9	$2,071.8

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating Activities
Net income	$32.8	$10.0	$79.3	$39.8
Depreciation and amortization	11.0	16.8	59.5	65.2
Net loss (income) on asset dispositions	3.2	(0.1)	3.3	3.7
Changes in operating assets and liabilities	32.2	47.8	(4.3)	91.6
Deferred income taxes and other	(15.1)	(29.6)	6.4	(11.5)
Cash Provided by Operating Activities	64.1	44.9	144.2	188.8
Investing Activities
Capital expenditures	(12.6)	(7.4)	(43.2)	(29.1)
Acquisition of business, net of cash acquired	—	—	—	(175.0)
Proceeds from dispositions of property	—	3.2	0.1	3.2
Cash Used in Investing Activities	(12.6)	(4.2)	(43.1)	(200.9)
Financing Activities
Line of credit facility proceeds	—	—	—	72.0
Line of credit facility repayments	—	(10.0)	—	(72.0)
Debt issuance costs	—	(0.9)	—	(0.9)
Purchase of treasury stock	(0.5)	—	(2.5)	(0.9)
Proceeds from the exercise of stock options	2.4	0.2	4.7	0.4
Cash Provided by (Used in) Financing Activities	1.9	(10.7)	2.2	(1.4)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.2	(3.0)	2.7	(2.3)
Increase (Decrease) in Cash and Cash Equivalents	53.6	27.0	106.0	(15.8)
Cash and Cash Equivalents - Beginning of Period	166.1	86.7	113.7	129.5
Cash and Cash Equivalents - End of Period	$219.7	$113.7	$219.7	$113.7

HALYARD HEALTH, INC.
SELECTED BUSINESS SEGMENT DATA
(unaudited)
(in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	Change	2017	2016	Change
Net sales	$166.3	$153.5	8.3%	$611.6	$566.2	8.0%

	Total	Volume(a)	Pricing/Mix	Currency
Net Sales - percentage change - QTD	8%	9%	(1)%	—%
Net Sales - percentage change - YTD	8%	8%	—%	—%
_______________________________________________

(a)	YTD volume includes incremental sales of Corpak products.

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	Change	2017	2016	Change
Devices operating profit(a)	$38.9	$33.2	17.2%	$155.2	$123.8	25.4%
Corporate and other costs(b)(c)	(38.7)	(58.6)	N.M.	(178.3)	(211.2)	N.M.
Other income and (expense), net(d)	(3.2)	(5.0)	N.M.	(20.0)	(19.7)	N.M.
Operating loss	$(3.0)	$(30.4)	N.M.	$(43.1)	$(107.1)	N.M.
_______________________________________________

(a)
Operating profit includes $5 million and $21 million of amortization expense for the three months and year ended December 31, 2017 compared to $6 million and $21 million of amortization expense for the three months and year ended December 31, 2016.

(b)
For the three months and year ended December 31, 2017, Corporate and other costs included $30 million and $116 million, respectively, of costs no longer allocated to the S&IP business, $8 million and $55 million, respectively, of general expenses, $5 million in each period, respectively, of restructuring costs, $2 million and $8 million, respectively, of acquisition-related charges and $0 million and $1 million, respectively, of post spin-related costs partially offset by a $6 million benefit in each period, respectively, related to realignment of internal policies for our post-divestiture business.

(c)
For the three months and year ended December 31, 2016, Corporate and other costs included $33 million and $114 million, respectively, of costs no longer allocated to the S&IP business, $17 million and $66 million, respectively, of general expenses, $6 million and $14 million, respectively, of post spin-related costs, and $3 million and $18 million, respectively, of acquisition-related charges.

(d)	Other expense, net is primarily costs related to litigation and legal matters.
N.M. - not meaningful